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                                                                    Exhibit 99.1

For Immediate Release
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               COMSAT RESCHEDULES ANNUAL MEETING OF SHAREHOLDERS


BETHESDA, Md. -- COMSAT Corporation (NYSE:CQ) today announced that its Board of Directors has voted to reschedule its 1999 annual shareholders meeting. With the concurrence of Lockheed Martin Corporation, the meeting, which was originally scheduled for June 18, 1999, will now be held on August 20, 1999.

      "COMSAT will continue to pursue aggressively all necessary regulatory and legislative approvals to accomplish the merger with Lockheed Martin Corporation," said COMSAT President and Chief Executive Officer Betty C. Alewine. "Rescheduling the shareholder meeting will put the meeting date closer to the anticipated receipt of these requisite approvals," Alewine noted.

      At the meeting, shareholders also will vote upon the election of 12 members to the COMSAT Board of Directors, the appointment of independent public accountants and a shareholder's proposal. Advance notice of nominations and other proposed business to be submitted by shareholders at the annual meeting is required within 10 days of this announcement, as outlined in COMSAT's by-laws.

     COMSAT Corporation (NYSE: CQ) is a global provider of satellite services and digital networking services and technology.

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CONTACTS:
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Dave Groobert      Director, Public Relations    +1 301 214 3436
Gary Sharpe        Director, Investor Relations  +1 301 214 3244